Exhibit 10.3

EXECUTION COPY

AMENDMENT NO. 1

TO SENIOR CREDIT AGREEMENT

This AMENDMENT NO. 1 TO SENIOR CREDIT AGREEMENT, (this “Amendment”) dated as of August 16, 2012 is between STREAMLINE HEALTH, INC. (“Borrower”) and FIFTH THIRD BANK (“Lender”).

WHEREAS, Borrower and Lender are parties to the Senior Credit Agreement dated as of December 7, 2011 (as amended, supplemented or modified from time to time, the “Credit Agreement”); and

WHEREAS, the Borrower and the Lender desire to amend certain terms and conditions of the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein, the Borrower and the Lender agree as follows (with capitalized terms used, but not otherwise defined, herein having the respective meanings given to such terms in the Credit Agreement):

1. Amendments. On and as of the Effective Date (as defined below), the Credit Agreement is amended as follows:

(a) Section 1.1(a) of the Credit Agreement is hereby amended by deleting the words, “The Revolving Credit Loans will be evidenced by the Third Amended and Restated Revolving Note of Borrower of even date herewith and all amendments, extensions and renewals thereto and restatements and replacements thereof (“Revolving Credit Note”)” and inserting, in lieu thereof, the words, “The Revolving Credit Loans will be evidenced by the Fourth Amended and Restated Revolving Note of Borrower dated as of the Amendment No. 1 Effective Date and all amendments, extensions and renewals thereto and restatements and replacements thereof (“Revolving Credit Note”).”

(b) Section 1.1(b) of the Credit Agreement is hereby amended by deleting the first and second sentences thereof and inserting, in lieu thereof, the following: “The Borrower shall give the Lender notice (which shall be irrevocable) of each request for the making of a Revolving Credit Loan no later than 10:00 a.m. (Eastern time) on the Business Day on which such Revolving Credit Loan is to be made. Each such notice shall be in form satisfactory to the Lender and shall specify (i) the requested date of the making of such Revolving Credit Loan which shall be a Business Day and (ii) the amount, which shall be an amount in integral multiples of $25,000.”

(c) Section 1.1(c) of the Credit Agreement is hereby amended by deleting the words, “October 1, 2013” appearing therein and inserting, in lieu thereof, the words, “August 16, 2014”;

(d) Section 1.1 of the Credit Agreement is hereby amended by inserting new clauses (d) and (e) reading in its entirety as follows:

“(d) Term Loan. Subject to the terms and conditions hereof, on the Amendment No. 1 Effective Date, upon request of the Borrower received not later than 11:00 A.M. (Eastern time), Lender hereby agrees to make a loan in a single advance (the “Term Loan”) to Borrower, in an amount equal to Five Million Dollars ($5,000,000). Once repaid, any amounts advanced as the Term Loan may not be reborrowed. The Term Loan will be evidenced by the promissory note of Borrower of even date herewith and all amendments, extensions and renewals thereto and restatements and replacements thereof (“Term Note”). The proceeds of the Term Loan will be used on the Amendment No. 1 Effective Date to consummate the Meta Health Acquisition (including to pay fees and expenses associated therewith). The Lender’s commitment to make the Term Loan shall expire at 5:00 PM Eastern time on the Amendment No. 1 Effective Date.

“(e) Payment and Prepayment.

(i) The principal amount of the Term Loan will be due and payable on the dates and in the amounts set forth on Schedule I hereto. Without limiting the foregoing, the entire unpaid principal amount of the Term Loan, together with accrued and unpaid interest thereon, will be due and payable on August 16, 2014.

(ii) Not later than three Business Days following the receipt of any Net Cash Proceeds of any Asset Sale by Borrower or any other Credit Party, Borrower shall prepay the Term Loan in an amount equal to 100% of such Net Cash Proceeds; provided that no such prepayment shall be required under this Section 1.1(e)(ii) with respect to (A) any Asset Sale permitted by Section 5.14(a) or (B) in the case of Asset Sales referred to in clause (a) of the definition thereof, Asset Sales for fair market value resulting in no more than $100,000 in Net Cash Proceeds per Asset Sale (or series of related Asset Sales) and no more than $250,000 in Net Cash Proceeds in any fiscal year or (B) in the case of Asset Sales referred to in clause (b) of the definition thereof, Asset Sales for fair market value resulting in no more than $2,000,000 in Net Cash Proceeds in the aggregate while the Loans are outstanding. All prepayments will be applied to the outstanding principal balance of the Term Loan in inverse order of maturities and no such prepayment will change the due date of the principal payment otherwise required by this Agreement. Notwithstanding the foregoing, upon written notice to Lender delivered not more than two Business Days following receipt of any Net Cash Proceeds, such proceeds may be retained by the Credit Parties (and be excluded from the prepayment requirements of this clause) if (1) the Borrower informs Lender in such notice of its good faith intention to apply (or one or more of the other Credit Party’s good faith intention to apply) such Net Cash Proceeds to the acquisition of other assets or properties used or useful in the business of the Credit Parties and (2) such amount is actually expended within 180 days following the receipt of such Net Cash Proceeds to such acquisition. The amount of such Net Cash Proceeds unused after such applicable period shall be applied to prepay the Loans as set forth above.

(iii) So long as no Default or Event of Default has occurred and is continuing or would result from any prepayment pursuant to this Section 1.1(b)(iii), the Borrower may prepay the Term Loan in whole or in part at any time without premium or penalty on not less than three (3) Business Days prior notice; provided, however, that any such prepayments shall be in an amount not less than $100,000 and integral multiples of $100,000 in excess thereof. Any such prepayment will be applied to the outstanding principal balance of the Term Loan in inverse order of maturities and no such prepayment will change the due date of the principal payment otherwise required by this Agreement.

(iv) Once repaid or prepaid, the Term Loan may not be reborrowed.”

(e) Section 1.2(b) of the Credit Agreement is hereby amended by deleting the first sentence thereof and inserting, in lieu thereof, the following: “Accrued and unpaid interest on the Revolving Credit Loans shall be due and payable monthly commencing January 1, 2012 and accrued and unpaid interest on the Term Loan shall be due and payable monthly commencing September 1, 2012 and, in each case, continuing on the first (1st) day of each calendar month thereafter during the term hereof.”

(f) Section 1.3(b) is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

“(b) Unused Fee. Borrower will pay Lender a fee payable quarterly in arrears on the last Business Day of each February, May, August and November, commencing on February 29, 2012 in an amount equal to (i) 0.60% per annum for any period or portion of a period to and including August 15, 2012 and (ii) 0.40% per annum for any period or portion of a period from and after August 16, 2012, in each case, of the average daily Undrawn Amount.”

(g) The parenthetical clause in the introduction to Section 3 of the Credit Agreement is hereby deleted in its entirety and the following is hereby inserted, in lieu thereof “(before and after giving effect to the Acquisition, on the Amendment No. 1 Effective Date, before and after giving effect to the Meta Health Acquisition and, if applicable, before and after giving effect to any Permitted Acquisition)”;

(h) Section 3.3 of the Credit Agreement is hereby amended by deleting the words “December 31, 2010” and inserting, in lieu thereof, the words, “January 31, 2012 (in the case of any Company other than the Meta Health Target) and since August 16, 2012 (in the case of the Meta Health Target)”;

(i) Section 3.4 of the Credit Agreement is hereby amended by (i) inserting, immediately following the words, “Acquisition Documents” appearing therein, the words, “or the Meta Health Acquisition Documents” and (ii) deleting the words “December 31, 2010” and inserting, in lieu thereof, the words, “January 31, 2012 (in the case of any Company other than the Meta Health Target) and since August 16, 2012 (in the case of the Meta Health Target)”

(j) Section 3.18 of the Credit Agreement is hereby amended by inserting, immediately following the words, “the Acquisition” appearing therein, the words, “and the Meta Health Acquisition”;

(k) Section 3 of the Credit Agreement is hereby amended by inserting, at the end thereof, a new Section 3.21 and a new Section 3.22 reading in their entirety as follows:

“3.21 Meta Health Acquisition. The Borrower has delivered to Lender complete and correct copies of the Meta Health Acquisition Agreement and each of the other documents and agreements executed in connection therewith (collectively, the “Meta Health Acquisition Documents”), including all schedules and exhibits thereto. The Meta Health Acquisition Documents set forth the entire agreement and understanding of the Borrower and the parties thereto relating to the subject matter thereof, and there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby. Borrower has the power, and has taken all necessary action (including, any necessary member or comparable owner action) to authorize it, to execute, deliver and perform in accordance with their respective terms the Meta Health Acquisition Documents to which it is a party. Each of the Meta Health Acquisition Documents has been duly executed and delivered by Borrower and, to Borrower’s knowledge, each of the other parties thereto and is a legal, valid and binding obligation of Borrower and to Borrower’s knowledge, such other parties, enforceable against Borrower and to Borrower’s knowledge, such other parties in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of the Meta Health Acquisition Documents in accordance with their respective terms does not and will not require any governmental approval or any other consent or approval, other than governmental approvals and other consents and approvals that have been obtained. All conditions precedent to the Meta Health Acquisition pursuant to the Meta Health Acquisition Agreement have been fulfilled in all material respects and, as of the Amendment No. 1 Effective Date, the Meta Health Acquisition Agreement has not been amended or otherwise modified and there has been no breach by the Borrower or, to Borrower’s knowledge, any other party thereto, of any term or condition of the Meta Health Acquisition Documents. Upon consummation of the transactions contemplated by the Meta Health Acquisition Documents to be consummated at the closing thereunder, the Borrower shall acquire good and legal title to the stock and other property being transferred pursuant to the Meta Health Acquisition Agreement.

3.22 Permitted Acquisition. Prior to consummation of a Permitted Acquisition, the Borrower shall have delivered to Lender complete and correct copies of each document and agreement executed in connection therewith (collectively, the “Permitted Acquisition Documents”), including all schedules and exhibits thereto. The Permitted Acquisition Documents shall set forth the entire agreement and understanding of the Borrower and the parties thereto relating to the subject matter thereof, and there will be no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby. Borrower shall have the power, and shall have taken all necessary action (including, any necessary member or comparable owner action) to authorize it, to execute, deliver and perform in accordance with their respective terms the Permitted Acquisition Documents to which it is a party. Each of the Permitted Acquisition Documents will have been duly executed and delivered by Borrower and, to Borrower’s knowledge, each of the other parties thereto and will be the legal, valid and binding obligation of Borrower and to Borrower’s knowledge, such other parties, enforceable against Borrower and to Borrower’s knowledge, such other parties in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of the Permitted Acquisition Documents in accordance with their respective terms will not require any governmental approval or any other consent or approval, other than governmental approvals and other consents and approvals that have been obtained. All conditions precedent to the Permitted Acquisition pursuant to the Permitted Acquisition Documents shall have been fulfilled in all material respects and, as of the date of the consummation of the Permitted Acquisition, the Permitted Acquisition Documents shall not have been amended or otherwise modified and there shall not be any breach by the Borrower or, to Borrower’s knowledge, any other party thereto, of any term or condition of the Permitted Acquisition Documents. Upon consummation of the transactions contemplated by the Permitted Acquisition Documents to be consummated at the closing thereunder, the Borrower shall acquire good and legal title to the stock or assets and other property being transferred pursuant to the Permitted Acquisition Documents. None of the foregoing shall in any manner obligate the Borrower or any Subsidiary to consummate any Permitted Acquisition and the foregoing representation shall only apply if, when and to the extent that a Permitted Acquisition is consummated and the Permitted Acquisition Documents are executed and delivered.”

(l) Section 4.16 of the Credit Agreement is herby amended by inserting at the end of such Section, the words, “; provided, further, however, that for a period of not more than sixty (60) days after the Amendment No. 1 Effective Date, the Meta Health Target may maintain one or more deposit accounts with JP Morgan Chase Bank so long as (a) with respect to any non-payroll account, any amounts credited to such account in excess of $50,000 are promptly, and in any event, within one Business Day, transferred to an account of a Company maintained with Lender, (b) with respect to any payroll account, other than amounts credited to such account to be paid to employees of the Meta Health Target not more than one Business Day prior to the making of such payments, any amounts in excess of $50,000 are promptly, and in any event, within one Business Day, transferred to an account of a Company maintained with the Lender and (c) the aggregate amount credited to all such accounts shall not exceed $100,000 (exclusive of any amounts credited to a payroll account to be paid to employees of the Meta Health Target as specified in clause (b))”;

(m) Section 5.1 of the Credit Agreement is hereby amended by inserting, at the end of clause (c) thereof the words, “and so long as the Equity Subordination Agreement is in full force and effect, the Subordinated Convertible Notes and any Indebtedness incurred in connection with a Permitted Acquisition so long as such Indebtedness is subordinate to the Obligations on terms and conditions reasonably acceptable to the Lender”;

(n) Section 5.3 of the Credit Agreement is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

“5.3 Minimum EBITDA. Permit Adjusted EBITDA as of the end of any fiscal quarter to be less than the amount set forth below opposite such fiscal quarter calculated quarterly on a trailing four (4) quarter basis (except as otherwise provided in the definition of Adjusted EBITDA):

Four Quarters Ending	Amount
October 31, 2012 and January 31, 2013	$5,000,000

April 30, 2013 and each July 31, October 31, January 31 and April 30 thereafter	$7,000,000

(o) Section 5.5 of the Credit Agreement is hereby deleted in its entirety and the following is hereby inserted, in lieu thereof:

“5.5 Funded Debt to Adjusted EBITDA. Permit its ratio of Funded Debt (on a consolidated basis for Parent, Borrower and its Subsidiaries) to Adjusted EBITDA as of the end of any fiscal quarter to exceed the ratio set forth below opposite such fiscal quarter calculated quarterly on a trailing four (4) quarter basis (except as otherwise provided in the definition of Adjusted EBITDA):

Four Quarters Ending	Ratio
October 31, 2012 and each January 31, April 30, July 31 and October 31 thereafter	3.00:1

(p) Section 5.9(a) of the Credit Agreement is hereby amended by inserting, at the end of such Section, the words, “and the Meta Health Acquisition and any Permitted Acquisition”;

(q) Section 5.10(a) of the Credit Agreement is hereby amended by inserting, at the end of such Section, the words, “and the Meta Health Acquisition and any Permitted Acquisition”;

(r) Section 5.12 of the Credit Agreement is hereby amended by (i) inserting at the end of clause (a) of the proviso in such Section, the words “subject to compliance with the foregoing, the Borrower may acquire the Meta Health Target pursuant to the Meta Health Acquisition Agreement and may acquire a Permitted Target pursuant to Permitted Acquisition Documents and “and (ii) inserting, at the end of such Section, the words, “Notwithstanding the terms of the Credit Agreement and the other Loan Documents, including Section 5.6 and this Section 5.12, if shareholders owning at lease ninety percent (90%) but less than all of the issued and outstanding capital stock of the Meta Health Target execute the Meta Health Acquisition Agreement, the Borrower may consummate the Meta Health Acquisition; provided that (A) not more than seven (7) days following the effective date of such Meta Health Acquisition, the Borrower causes the Meta Health Target to be merged with or into the Borrower, any Guarantor or any other Subsidiary such that after giving effect to such merger the requirements set forth in clause (a) have been met and (B) the Borrower shall not permit the total consideration paid to any shareholder of the Meta Health Target (including pursuant to any appraisal rights or similar action) to exceed 102% of the consideration specified for such shareholder on Appendix B to the Meta Health Acquisition Agreement”;

(s) The definition of “Applicable Margin” in Section 11.2 of the Credit Agreement is hereby deleted in its entirety and the following is hereby inserted, in lieu thereof:

““Applicable Margin” means (a) in the case of Revolving Credit Loans, three percent (3.00%) and (b) in the case of the Term Loan, five and one-half percent (5.50%).”

(t) The definition of “Adjusted EBITDA” in Section 11.2 of the Credit Agreement is hereby deleted in its entirety and the following is hereby inserted, in lieu thereof:

““Adjusted EBITDA” means, for Parent and its Subsidiaries, on a consolidated basis, for any period, net income (determined in accordance with GAAP) plus, (i) in each case to the extent deducted in determining net income, (a) interest expense, income tax expense, depreciation and amortization, non-cash share-based compensation expense and other extraordinary, non-cash expense, (b) transaction fees, costs and expenses incurred in connection with the Acquisition in an aggregate amount not to exceed $200,000 of which 25%, 50%, 75% and 100% of such fees, costs and expenses shall be included in the period incurred for purposes of the calculation of Adjusted EBITDA for the periods ending January 31, 2012, April 30, 2012, July 31, 2012 and October 31, 2012, respectively, (c) for the quarter ending October 31, 2012, the non-recurring expense relating to the write-down of capitalized software development costs and (d) transaction fees, costs and expenses incurred in such period in connection with the Meta Health Acquisition (including fees and expenses incurred in connection with any amendment to this Agreement or the other Loan Documents and in connection with the transactions contemplated by the Securities Purchase Agreement dated as of August 16, 2012 among the Parent and each of the purchasers party thereto) in an aggregate amount not to exceed $1,500,000, minus, (ii) to the extent included in determining net income, any non-cash gains; provided however that, for purposes of Section 5.3 and 5.5, for purposes of calculating Adjusted EBITDA on a trailing four quarter basis Adjusted EBITDA will be increased by the amount set forth on Schedule II for each month from November 2011 to July 2012 to the extent that such month would otherwise be included for purposes of calculating Adjusted EBITDA on a trailing four quarter basis.

(u) Clause (a) of the definition of “Base Rate” appearing in Section 11.2 is hereby deleted in its entirety and the following is hereby inserted in lieu thereof: “(a) in the case of Revolving Credit Loans, two and three-quarters percent (2.75%) and, in the case of the Term Loan, five and one-quarter percent (5.25%) and”

(v) The definition of “Current Financial Statements” appearing in Section 11.2 of the Credit Agreement is hereby deleted in its entirety and the following is hereby inserted, in lieu thereof:

“Current Financial Statements” means (a) as of the Closing Date, the audited financial statements of the Target for the period ending December 31, 2010 and the unaudited financial statements of the Target for the period ending June 30, 2011 which such financial statement shall comply with Section 4.2 or 4.3, (b) as of the Amendment No. 1 Effective Date, the most current financial statements, tax returns and other documents with respect to Borrower delivered to Lender pursuant to Section 4 and the audited financial statements of the Meta Health Target for the period ending December 31, 2011 and the unaudited financial statements of the Meta Health Target for the period ending June 30, 2012 which such financial statement shall comply with Section 4.2 or 4.3 and (c) at any other time, the most current financial statements, tax returns and other documents with respect to Borrower delivered to Lender pursuant to Section 4.;

(w) The definition of “Funded Debt” in Section 11.2 of the Credit Agreement is hereby amended by inserting, immediately following the words, “so long as the Seller Subordination Agreement is in full force and effect”, the words, “and effect and the Subordinated Convertible Notes so long as the Equity Subordination Agreement is in full force and effect”;

(x) The definition of “Loan” in Section 11.2 of the Credit Agreement is hereby deleted in its entirety and the following is inserted, in lieu thereof:

““Loan” means, collectively, any and all Revolving Credit Loans and the Term Loan.”

(y) The definition of “Minimum Availability” in Section 11.2 of the Credit Agreement is hereby amended by deleting the number and sign “$750,000” appearing therein and inserting, in lieu thereof, the number and sign “$2,000,000”;

(z) The definition of “Note” in Section 11.2 of the Credit Agreement is hereby amended by inserting, immediately following the words, “the Revolving Credit Note” appearing therein, the words, “and the Term Note”;

(aa) The definition of “Revolving Commitment” in Section 11.2 of the Credit Agreement is hereby deleted in its entirety and the following is inserted, in lieu thereof:

““Revolving Commitment” of the Lender means Five Million Dollars ($5,000,000).”;

(bb) Section 11.2 is hereby amended by inserting the following definitions in the proper alphabetical order:

(i) “Amendment No. 1 Effective Date” means the Effective Date under and as defined in Amendment No. 1 to Senior Credit Agreement dated as of August 16, 2012 between Borrower and Lender.

(ii) “Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback) of any property excluding sales of inventory and dispositions of cash and cash equivalents, in each case, in the ordinary course of business, by Borrower or any of its Subsidiaries and (b) any issuance or sale of any Capital Stock of Parent, Borrower or any Subsidiary of Parent or Borrower, in the case of either (a) or (b), to any person other than (i) Borrower or (ii) any other Credit Party.

(iii) “Equity Subordination Agreement” means the Subordination Agreement dated as of August 16, 2012 among Parent, Lender, Great Point Holders identified therein and Noro-Moseley Holders identified therein.

(iv) “Meta Health Acquisition” means the acquisition by Borrower of all or, subject to Section 5.12, not less than 90% of the issued and outstanding stock of the Meta Health Target and the other transactions contemplated by the Meta Health Acquisition Agreement.

(v) “Meta Health Acquisition Agreement” means the Stock Purchase Agreement dated as of August 16, 2012 among Borrower, the Parent, and the shareholders of the Meta Health Target party thereto.

(vi) “Meta Health Target” means Meta Health Technology Inc.

(vii) “Net Cash Proceeds” means (a) with respect to any Asset Sale (other than any issuance or sale of Capital Stock), the cash proceeds received by Parent or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by Parent or any of its Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated with such Asset Sale (provided that, to the extent and at the time any such reserve is reduced and the amount of such reduction is not applied to pay such liabilities or obligations, such amounts shall constitute Net Cash Proceeds); and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the properties sold in such Asset Sale and which is repaid in cash with such proceeds (it being understood that any such Indebtedness assumed by the purchaser of such properties is not repaid) and, in the case of a sale and leaseback, the amount actually paid to acquire the applicable assets if such acquisition occurs substantially at the same time as the relevant Asset Sale and (b) with respect to any issuance or sale of Capital Stock by Parent or any Subsidiary of Parent, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith and any reserves, in accordance with GAAP, against costs, fees and expenses permitted to be deducted pursuant hereto but which are not yet due and payable or for which a final amount is not available (provided that to the extent and at the time any reserve is reduced and the amount of such reduction is not applied to pay such fees, costs and expenses, such amounts shall constitute Net Cash Proceeds).

(viii) “Permitted Acquisition” means the acquisition by the Borrower or any of its Subsidiaries of all or substantially all of the assets of, or all of the issued and outstanding capital stock of, a Permitted Target which satisfies and/or is conducted in accordance with the following requirements:

(a) if such acquisition is structured as an acquisition of the capital stock of any Permitted Target, then such Permitted Target shall either (i) become a wholly-owned Subsidiary of the Borrower and the requirements set forth in Section 5.12 shall be satisfied or (ii) be merged with and into the Borrower or any of its Subsidiaries (with the applicable Borrower or such Subsidiary being the surviving entity);

(b) if such acquisition is structured as the acquisition of assets, such assets shall be acquired by the Borrower or a Subsidiary of the Borrower and the requirements set forth in Section 4.15 shall be satisfied;

(c) the Borrower shall have delivered to Lender not less than thirty (30) days (or such shorter period of time agreed to by Lender), notice of such acquisition together with (i) pro forma combined projected financial information for the Companies and the Permitted Target consisting of projected balance sheets as of the proposed effective date of the acquisition or the closing date thereof and as of the end of the next fiscal year following the acquisition and projected statements of income and cash flows for such fiscal year and projected pro-forma covenant calculations reflecting the calculation of the covenants set forth in Sections 5.3, 5.4 and 5.5 hereof, (ii) copies of all material documents relating to such acquisition (including the acquisition agreement and any related document), (iii) historical financial information (including income statements, balance sheets and cash flows) covering at least three (3) complete fiscal years of the Permitted Target, if available, prior to the effective date of the acquisition, and (iv) such other information relating to the acquisition, the acquisition target or the Companies as the Lender may reasonably request, in each case, in form and substance reasonably satisfactory to Lender ;

(d) both immediately before and after the consummation of such acquisition no Default or Event of Default shall have occurred and be continuing and, after giving effect to such acquisition, the pro forma projections and pro forma compliance certificates referred to in clause (c) above shall establish that no Default or Event of Default could reasonably be expected to occur during any period covered by such pro forma projections and such pro forma compliance certificate;

(e) the board of directors or other governing body of the Permitted Target shall not have indicated its opposition to the consummation of the acquisition; and

(f) the Lender shall have consented to such acquisition which such consent may be withheld in Lender’s sole and absolute discretion and which such consent may include such additional financial, operational and other conditions as Lender shall determine are necessary or appropriate.

(ix) “Permitted Target” means a Person with operations or a business line in the same business as, or a substantially related business to, the operations and business of the Borrower and its Subsidiaries as then being conducted.

(x) “Subordinated Convertible Note” means each of the Subordinated Convertible Note dated as of August 16, 2012 issued by Parent to the Great Point Holders (as defined in the Equity Subordination Agreement) and the Noro-Moseley Holders (as defined in the Equity Subordination Agreement).

(cc) The Credit Agreement is hereby amended by (i) amending and restating in their entirety, Schedules 3.5, 3.6, 3.11, 3.14 and 3.16 to the Credit Agreement as set forth on Schedules 3.5, 3.6, 3.11, 3.14 and 3.16 hereto respectively and (ii) inserting, immediately following Schedule 3.16 thereto, a new Schedule I reading in its entirety as set forth on Schedule A hereto and a new Schedule II reading in its entirety as set forth on Schedule B hereto.

2. Fees. On the Effective Date, Borrower shall pay to Lender a fully earned commitment fee of Seventy-Five Thousand Dollars ($75,000). All fees, once paid, shall not be refundable in whole or in part.

3. Consent. Notwithstanding the terms of the Credit Agreement, including Section 5.8 thereof, the terms of the Seller Subordination Agreement and the terms of the Amended and Restated Security Agreement dated as of December 7, 2011 among the Credit Parties party thereto and the Lender, as Secured Party, the Lender hereby consents to (a) the conversion of the Seller Indebtedness to common equity of the Parent in accordance with the terms of the Convertible Subordinated Promissory Note dated December 7, 2011 issued by the Parent and (b) the sale of securities of the Company pursuant to the terms of the Securities Purchase Agreement dated as of August 16, 2012 among the Parent and each of the purchasers party thereto and (c) the adoption of the articles of incorporation and by-laws of the Subsidiary of the Borrower merged into the Meta Health Target pursuant to the merger contemplated by Section 5.12 of the Credit Agreement (as amended hereby) in substantially the form delivered to the Lender prior to the Amendment No. 1 Effective Date.

4. Continuing Effect of Credit Agreement and Loan Documents. Each Guarantor hereby consents to the amendments to the Credit Agreement set forth in Section 1 hereof and the other terms and conditions hereof and agrees that the Guaranty Agreement dated as of December 7, 2011, is, and shall remain in full force and effect and is in all respects confirmed, approved and ratified. Each of the Borrower, each Guarantor and the Lender acknowledges and agrees that the provisions of the Credit Agreement, as amended hereby and the other Loan Documents are and shall remain in full force and effect and are in all respects confirmed, approved and ratified. Each of Borrower and each Guarantor hereby knowingly and voluntarily releases all claims, counterclaims, setoffs, actions or causes of actions, damages or liabilities of any kind or nature whatsoever whether at law or in equity, in contract or in tort, whether now accrued or hereafter maturing (collectively, “Claims”) against Lender, its direct or indirect parent corporation or any direct or indirect affiliates of such parent corporation, or any of the foregoing’s respective directors, officers, employees, agents, attorneys and legal representatives, or the heirs, administrators, successors or assigns of any of them that directly or indirectly arise out of, are based upon or are in any manner connected with any transaction, event, circumstance, action, or failure to act, whether known or unknown, which occurred, existed, was taken, permitted or begun at any time prior to the Effective Date in connection with the Credit Agreement or any other Loan Documents.

5. Conditions to Effectiveness. This Amendment shall be effective as of the date first above written but shall not become effective as of such date until the date (the “Effective Date”) that each of the following conditions shall have been satisfied; provided however, that if the Effective Date has not occurred on or prior to August 15, 2012, this Amendment shall be of no further force or effect and shall be deemed to have been terminated:

(a) Lender shall have received from each Credit Party (including the Meta Health Target) a copy, certified by a duly authorized officer of such Credit Party to be true and complete on and as of the Effective Date, of each of the charter or other organization documents of such Credit Party as in effect on such date of certification (together with all, amendments thereto) (or, other than in the case of the Meta Health Target, a confirmation that such documents have not been amended or modified since the Closing Date) and a certificate from the Secretary of State of the State of formation of each Credit Party as to the “good standing” of such Credit Party;

(b) Lender shall have received from each Credit Party (including the Meta Health Target), a copy, certified by a duly authorized officer of such Credit Party to be true and complete on and as of the Effective Date, of the records of all action taken by such Credit Party to authorize the execution and delivery of this Amendment and any other Loan Document entered into on the Effective Date and to which it is a party or is to become a party as contemplated or required by this Amendment, and its performance of all of its agreements and obligations under each of such documents;

(c) Lender shall have received from each Credit Party (including the Meta Health Target), an incumbency certificate, dated the Effective Date, signed by a duly authorized officer of such Credit Party and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Credit Party, this Amendment and each of the other Loan Documents to which such Credit Party is or is to become a party on the Effective Date, and to give notices and to take other action on behalf of such Credit Party under such documents;

(d) (i) The Notes, the Joinder to Security Agreement and Guaranty, Amendment No. 1 to Pledge Agreement and the other Loan Documents shall have been duly and properly authorized, executed and delivered to the Lender by the respective party or parties thereto and shall be in full force and effect on and as of the Effective Date and, (ii) Lender shall be satisfied with the due diligence associated with the preparation of the Loan Documents;

(e) No change in applicable law shall have occurred as a consequence of which it shall have become and continue to be unlawful for Lender to perform any of their agreements or obligations under this Amendment or the Credit Agreement as amended hereby, any Note, or under any of the other Loan Documents, or for any Credit Party to perform any of its agreements or obligations under this Amendment or the Credit Agreement as amended hereby, any Note, or under any of the other Loan Documents;

(f) Lender shall have received a written legal opinion of counsel to the Credit Parties, addressed to the Lender, dated the Effective Date, in form and substance satisfactory to Lender;

(g) Lender shall have completed its audit of the business operations, facilities and books and records of the Credit Parties (including the Meta Health Target) including, but not limited to, review of all material agreements, contracts and commitments of the Credit Parties and such other information and matters as the Lender or its counsel may deem necessary, which audit shall be satisfactory to Lender, in its sole and absolute discretion;

(h) Lender shall have received from each Credit Party the copies of all consents necessary for the completion of the transactions contemplated by this Amendment, the Notes, each of the other Loan Documents, and all instruments and documents incidental thereto;

(i) Each of the conditions to the “Effective Date” under and as defined in Amendment No. 1 to Subordinated Credit Agreement between the Borrower and the Lender shall have been satisfied;

(j) (i) Lender shall have received copies, certified as true and correct by an officer of Borrower of each Meta Health Acquisition Document, and (ii) prior to, or contemporaneous with, the funding of the additional Loans contemplated by this Amendment, the Meta Health Acquisition shall have been completed on the terms set forth in the Meta Health Acquisition Agreement and (iii) the Equity Subordination Agreement shall have been duly executed and delivered by the Borrower and each of the holders of the Subordinated Convertible Notes;

(k) Borrower shall have paid all fees and expenses due hereunder and under the other Loan Documents including the fee referred to in Section 2 hereof and the fees and expenses due pursuant to Section 8 of the Credit Agreement;

(l) From the date of the Current Financial Statements to the Effective Date, no changes shall have occurred in the assets, liabilities, financial condition, business, operations or prospects of any Company which, individually or in the aggregate, are materially adverse to the Parent, the Borrower and their Subsidiaries taken as a whole;

(m) Lender shall have received the Current Financial Statements certified by an officer of each Company, and Lender shall have been satisfied that such Current Financial Statements accurately reflect the financial status and condition of each Company (including the Meta Health Target) and a certificate dated the Effective Date demonstrating Borrower’s compliance with the financial covenants set forth in Sections 5.3, 5.4 and 5.5 of the Credit Agreement;

(n) Lender shall have received a report from a UCC search firm acceptable to Lender describing any effective financing statements, judgment liens, tax liens or any other Lien and Lender shall be satisfied with the nature and extent of such Liens;

(o) Lender shall have received such additional documents, instruments or agreements as Lender may reasonably request;

(p) There does not exist any Event of Default, nor any event which upon notice or lapse of time or both would constitute an Event of Default; and

(q) The representations and warranties contained in this Amendment and in each other Loan Document and in any document delivered in connection therewith will be true and accurate on and as of such date.

6. Representations and Warranties. In order to induce the Lender to enter into this Amendment, the Borrower represents and warrants as follows:

Each of the representations and warranties of Borrower set forth in the Credit Agreement and each other Loan Document is true and correct on and as of the Effective Date both before and after giving effect to this Amendment and, as of the Effective Date, no Default or Event of Default has occurred and is continuing on and as of the Effective Date.

7. Loan Document. Borrower and Lender each acknowledge and agree that this Amendment constitutes a Loan Document.

8. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

9. GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF OHIO.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

STREAMLINE HEALTH, INC.

By:	/s/ Stephen H. Murdock
Name:	Stephen H. Murdock
Title:	Senior Vice President and Chief Financial Officer

STREAMLINE HEALTH SOLUTIONS, INC.

By:	/s/ Stephen H. Murdock
Name:	Stephen H. Murdock
Title:	Senior Vice President and Chief Financial Officer

IPP ACQUISITION, LLC

By:	/s/ Stephen H. Murdock
Name:	Stephen H. Murdock
Title:	Senior Vice President and Chief Financial Officer

FIFTH THIRD BANK

By:	/s/ Daniel G. Feldmann
Name:	Daniel G. Feldmann
Title:	Vice President